EXHIBIT 10.1

MINERVA GOLD INC.

Room 1503, Building 3, Xinshijihaoyuan, Jiankang West Road

Qingjiangpu District, Huaian City, Jiangsu Province, China

April 10, 2026

Mr. Zhang Chengcheng

Taizhou Sentian Sanitary Ware Co., Ltd.

Room 1503, Building 3, Xinshijihaoyuan, Jiankang West Road

Qingjiangpu District, Huaian City, Jiangsu Province, China

LETTER OF INTENT

Sir:

This Letter of Intent summarizes certain terms under which our company (Minerva Gold Inc.) would acquire ownership of Taizhou Sentian Sanitary Ware Co., Ltd. (“Target”) from you. This proposed transaction is sometimes referred to as the “Transaction.”

NON-BINDING TERMS

This paragraph and Sections 1 through 4 are not legally binding on either party. They would serve as the non-binding basis for an initial draft of a definitive agreement for the Transaction (the “Definitive Agreement”), which would be provided by Minerva Gold Inc. We currently contemplate that the Definitive Agreement would include, among others, the following terms:

1. The Definitive Agreement would provide for Minerva Gold Inc.’s acquisition of the Target from you, in exchange for a combination of common stock and Series A Preferred Stock of Minerva Gold Inc. The form of the Definitive Agreement would be determined by us, in consultation with our respective legal counsel and accountants.

2. We would attempt to negotiate and execute the Definitive Agreement by May 15, 2026, and would target the closing of the Definitive Agreement for approximately five (5) days thereafter, all in accordance with the terms of Definitive Agreement.

3. The Definitive Agreement would contain other terms and conditions that would be customary for transactions of this type, including customary representations, warranties, covenants and indemnities.

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BINDING TERMS

This paragraph and Sections 4 through 11, which are referred to collectively as the “Binding Terms,” are the legally binding and enforceable agreements of Minerva Gold Inc. and you.

4. Exclusivity. Throughout the period that begins on the date of this Letter of Intent and ends on the date that is 60 days from the date of mutual execution of this Letter of Intent (the “Exclusivity Period”), you will not, directly or indirectly, solicit, initiate, seek or encourage any inquiry, proposal or offer from, furnish any information to, or participate in any discussions or negotiations with, any person regarding any purchase or other disposition of the Transaction.

5. Confidentiality. The terms and existence of this Letter of Intent, and the content and existence of discussions regarding the Transaction, are confidential information. Notwithstanding the foregoing, we agree that (a) disclosure regarding the content and existence of this Letter of Intent properly made under applicable securities laws shall not be a violation of this paragraph 5 and (b) you may disclose the existence and terms of this Letter of Intent to your professional service providers.

6. Expenses. Except to the extent expressly stated otherwise in the Definitive Agreement, each of Minerva Gold Inc. and you will be responsible for and bear all of its respective costs and expenses incurred at any time in connection with pursuing or consummating the Transaction.

7. No Other Obligations or Claims. Nothing herein obligates either party to enter into or continue any discussions or negotiations with, solicit or accept any proposal from or enter into any definitive agreement with, the other party. Except for the Binding Terms, unless and until a final definitive agreement between the parties regarding a transaction has been executed and delivered (or except as expressly provided in any binding written agreement that either of the parties may enter into in the future), (a) neither party will be under any legal obligation of any kind regarding such a transaction by virtue of this Letter and (b) no past or future action, course of conduct or failure to act regarding a transaction, or relating to the negotiation of the terms of a transaction or the Definitive Agreement, will give rise to or serve as a basis for any obligation or other liability on the part of either party.

8. Waiver and Amendment. No failure or delay by either party in exercising any right, power or privilege under this Letter of Intent will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege hereunder. No term in this Letter of Intent can be waived or amended except in a writing signed by each party.

9. Entire Agreement. Other than existing confidentiality rights and obligations in any written agreement between the parties, this Letter of Intent contains the entire agreement between the parties regarding the subject matter hereof and supersedes all prior agreements or understandings between the parties with respect thereto.

10. Counterparts. This Letter of Intent may be executed in counterparts, each of which will be deemed an original, and all of which will constitute the same agreement.

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If you are in agreement, please sign below and return a fully executed copy of this Letter of Intent to Minerva Gold Inc.

Very truly yours,

MINERVA GOLD INC.

/s/ Zhang Chengcheng
Zhang Chengcheng Chief Executive Officer

AGREED AND ACCEPTED:

By:	/s/ Zhang Chengcheng
Zhang Chengcheng, individually,
as owner of Target

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